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                                                                     EXHIBIT 2.3

                                     November 4, 1996



Rho Company, Inc.
4002-148th Street N.E.
Redmond, WA  98052

         RE: Stock Sale and Termination Agreement between Rho Company, Inc. ("RHO") and James R. Ratcliff ("Ratcliff")
                  -----------------------------------------------

         The referenced Stock Sale and Termination Agreement (the "Stock Sale Agreement") contemplates that the certificate (the "Certificate") evidencing shares of common stock of RHO that are held in the name of Ratcliff will be delivered to Lillick and Charles LLP to be held by it as escrow agent under the Escrow Agreement (as defined in the Stock Sale Agreement). Since the execution of the Stock Sale Agreement, it has become apparent that such an escrow is not possible because the shares are held by Joseph D. Holmes, Jr. under a pledge arrangement for the benefit of Barbara L. Ratcliff and the Estate of Raymond Ratcliff. Accordingly, the parties have agreed that there will be no escrow of the shares and any reference in the Stock Sale Agreement to the Escrow Agreement shall be of no force and effect. The parties have further agreed that any provision in the Stock Sale Agreement relating to the giving of instructions to the Escrow Agent shall be deemed to be an agreement to provide appropriate written instructions to Mr. Holmes as the holder of the Certificate under the pledge arrangement. RHO confirms to Ratcliff that it will not consummate the transactions contemplated by the Stock Sale Agreement unless before or concurrently therewith it pays the obligations secured by the pledge arrangements described above.

         Please indicate your agreement to the terms of this letter in the space provided below.

                                       Very truly yours,

                                       /s/ J. Scott Erbe
                                       -----------------
                                       J. Scott Erbe
                                       President

Agreed to and accepted as to the
day and year of this letter

   /s/ James R. Ratcliff
----------------------------------
James R. Ratcliff